Exhibit 3.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BY-LAWS OF

GLOBE SPECIALTY METALS, INC.

I, the undersigned, do hereby certify:

(1) That I am the duly elected, qualified and acting Chief Legal Officer of Globe Specialty Metals, Inc., a Delaware corporation (the “Corporation”).

(2) That the resolutions duly adopted by the Board of Directors of the Corporation on February 22, 2015, did amend the Amended and Restated By-Laws of the Corporation to:

(i) amend and restate the second sentence of Article II, Section 5 in its entirety as follows:

“If a quorum is not present or represented by proxy at any meeting of stockholders, then the chairman of the meeting or the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy may adjourn the meeting from time to time until a quorum is present.

and

(ii) add a new Article XII that provides as follows:

“ARTICLE XII. Forum Selection Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, (c) any action arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these By-Laws (as each may be amended from time to time), (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these By-Laws or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article XII.”

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IN WITNESS WHEREOF, I have hereunto subscribed my name this 22nd day of February, 2015.

/s/ Stephen Lebowitz
Stephen Lebowitz
Chief Legal Officer

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